Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Rome
June 30, 2009	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.
Moscow
ViaSat, Inc.
6155 El Camino Real
Carlsbad, California 92009
Re:	Registration Statement on Form S-8; 750,000 Shares of Common Stock, par value $0.0001 per share
Ladies and Gentlemen:
     We have acted as special counsel to ViaSat, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 750,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company, pursuant to the Company’s Employee Stock Purchase Plan (the “Plan”). The Shares are included in a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2009 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, or certificates representing the Shares (in the form of the specimen certificate incorporated by reference as an exhibit to the Company’s most recent Annual Report on Form 10-K) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and when the Shares have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan, assuming in each case that the

June 30, 2009

individual grants or awards under the Plan are duly authorized by all necessary corporate action and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ LATHAM & WATKINS